SUMMARY OF BENEFITS FOR EXCESS 401K CONTRIBUTIONS
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The executive officers of the Company, along with certain
other management employees of the Company, receive, as additional compensation, an amount equal to three percent on an after tax basis of each such participant's eligible compensation in excess of $150,000, but not on any such earnings in excess of $300,000; and in addition, each such participant receives from the Company a "gross up" payment to reimburse such participant for the estimated federal and state income taxes such participant will have to pay on account of receipt of this benefit.

This benefit was established effective January 1, 1994.